UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 8, 2007

SUNOCO LOGISTICS PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-31219	23-3096839
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1735 Market Street, Suite LL, Philadelphia, PA	19103-7583
(Address of principal executive offices)	(Zip Code)

(215) 977-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On Thursday, November 8, 2007, the U.S. Department of Energy ("DOE") announced that it had awarded a contract to Sunoco Logistics Partners Marketing & Terminals L.P. ("Sunoco Logistics"), a subsidiary of Sunoco Logistics Partners L.P. (NYSE: SXL), for the exchange of royalty oil produced from the Gulf Coast for crude oil meeting the requirements of the Strategic Petroleum Reserve. The contract was awarded in response to a solicitation issued last month by the DOE.

The contract terms apply royalty-in-kind exchange provisions that require Sunoco Logistics to: (1) take delivery of crude oil owed to the U.S. Government from offshore Gulf Coast federal leases; and (2) deliver to the Strategic Petroleum Reserve a volume of crude oil that meets certain specifications. Under its contract, deliveries of royalty oil to Sunoco Logistics are expected to begin in January, 2008, and to continue for a period of six months, ending in June, 2008. The total volume of royalty oil so delivered is expected to be approximately three million barrels. Starting in February, 2008, Sunoco Logistics, through its Nederland Terminal facility, will begin monthly deliveries of sweet crude oil into the Strategic Petroleum Reserve site in West Hackberry, LA, for a period of six months, ending in July 2008. Sunoco Logistics’ performance obligations under its contract with the DOE are secured by two standby letters of credit, each in the amount of $65 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNOCO LOGISTICS PARTNERS LP.

By:	Sunoco Partners LLC,
its General Partner

	By:	/s/ DANIEL D. LEWIS
Daniel D. Lewis
Comptroller

November 13, 2007

Philadelphia, PA